EXHIBIT 4.3
[FORM FACE OF SECURITY]
NUMBER:	SHARES

CUSIP NO.: 37946S 305

11.5% Series A Cumulative Preferred Stock
(par value $0.01 per share)
(liquidation preference $25,000.00 per share)
OF
GLOBAL GEOPHYSICAL SERVICES, INC.

GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (the “Corporation”), hereby certifies that Computershare Trust Company, N.A. (the “Holder”) is the registered owner of                                   (       ) fully paid and non-assessable shares of preferred stock of the Corporation designated the 11.5% Series A Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $25,000.00 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of Computershare Trust Company, N.A., as transfer agent and registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the 11.5% Series A Cumulative Preferred Stock of the Corporation, effective as of December 13, 2013 (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Series A Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Global Geophysical Services, Inc. has executed this certificate as of the date set forth below.

Dated:

GLOBAL GEOPHYSICAL SERVICES, INC.

By: ______________________________	By: _______________________
Name: P. Mathew Verghese	Name: Frederick W. Burnett, Jr.
Title: Senior Vice President and	Title: Secretary
Chief Financial Officer

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Series A Preferred Stock referred to in the within mentioned Certificate of Designations.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A. as Transfer Agent

By:           ______________________________
Name:
Title:

[FORM REVERSE OF SECURITY]

GLOBAL GEOPHYSICAL SERVICES, INC.
11.5% Series A Cumulative Preferred Stock

Dividends on each share of Series A Preferred Stock shall be payable in cash at a rate per annum set forth as provided in the Certificate of Designations.

The shares of Series A Preferred Stock shall not be redeemable by the Corporation and the shares of Series A Preferred Stock shall not be convertible into the Corporation’s common stock except in the manner and according to the terms set forth in the Certificate of Designations.